2350 N. Sam Houston Parkway East Suite 300 Houston, Texas 77032 (281) 618-4700 Fax: (281) 618-4820

NEWS RELEASE

SOUTHWESTERN ENERGY UTILITY SUBSIDIARY

RECEIVES APPROVAL OF $4.1 MILLION ANNUAL RATE INCREASE

Houston, Texas - September 18, 2003...Southwestern Energy Company (NYSE: SWN) announced today that its gas distribution subsidiary, Arkansas Western Gas Company (AWG), received regulatory approval of a rate increase totaling $4.1 million annually, exclusive of costs to be recovered through its purchase gas adjustment clause.

The order issued by the Arkansas Public Service Commission also entitled AWG to recover certain additional costs totaling $2.3 million through its purchase gas adjustment clause over a two-year period. In its order, the Commission approved the general terms of the Joint Stipulation and Settlement Agreement that was filed on July 17, 2003, but made certain modifications which included reducing the recovery of certain additional costs from $2.9 million to $2.3 million.

The rate increase will be effective for all customer bills rendered on or after October 1, 2003. AWG's last rate increase became effective in December 1996.

Arkansas Western Gas Company serves approximately 140,000 residential, commercial and industrial customers in northern Arkansas. Southwestern Energy Company is an independent energy company primarily focused on the exploration for and production of natural gas. Additional information on the Company can be found on the Internet at http://www.swn.com.

Contacts:	Greg D. Kerley	Brad D. Sylvester, CFA
	Executive Vice President	Manager, Investor Relations
	and Chief Financial Officer	(281) 618-4897
(281) 618-4803

All statements, other than historical financial information, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the Company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the timing and extent of changes in commodity prices for gas and oil, the timing and extent of the Company's success in discovering, developing, producing, and estimating reserves, property acquisition or divestiture activities that may occur, the effects of weather and regulation on the Company's gas distribution segment, increased competition, legal and economic factors, governmental regulation, the financial impact of accounting regulations and critical accounting policies, changing market conditions, the comparative cost of alternative fuels, conditions in capital markets and changes in interest rates, availability of oil field services, drilling rigs, and other equipment, as well as various other factors beyond the Company's control, and any other factors listed in the reports the Company has filed with the Securities and Exchange Commission. A discussion of these and other factors affecting the Company's performance is included in the Company's periodic reports filed with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2002.

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